Exhibit 3.4

FIRST AMENDMENT TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LINNCO, LLC
December 16, 2013
This FIRST AMENDMENT (this “First Amendment”) to the AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LINNCO, LLC, (the “Company”), dated as of October 17, 2012 (the “LLC Agreement”), is hereby executed as of December 16, 2013 by Mark E. Ellis on behalf of the Company and its Members in accordance with Section 2.6 of the LLC Agreement. Capitalized terms used but not defined herein have the meaning given to such terms in the LLC Agreement.
WHEREAS, Section 11.1(a) of the LLC Agreement provides that, unless otherwise provided in Section 11.1(b) with respect to certain amendments requiring approval of the holders of a majority of each of the Outstanding Voting Shares and the Outstanding Common Shares, voting as separate classes, or in Section 11.1(c) with respect to certain amendments to be adopted solely by the Board of Directors, the Board of Directors, with the approval of the holders of a majority of the Outstanding Voting Shares, may amend any of the terms of the LLC Agreement;
WHEREAS, acting in accordance with the foregoing, the Board of Directors has determined that the amendments set forth in this First Amendment are advisable and in the best interests of the Company and its Shareholders and has resolved to recommend the approval of this First Amendment by the holders of the Outstanding Voting Shares and the Outstanding Common Shares;
WHEREAS, Linn Energy, as the holder of all of the Outstanding Voting Shares, has approved this First Amendment by action without a meeting in accordance with Section 11.3(c) of the LLC Agreement; and
WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of February 20, 2013, by and among the Company, Linn Energy, Linn Acquisition Company, LLC, Berry Petroleum Company, Bacchus HoldCo, Inc. and Bacchus Merger Sub, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2013 and Amendment No. 2 to Agreement and Plan of Merger, dated as of November 13, 2013, the Company intends to seek the affirmative vote of the holders of a majority of the Outstanding Common Shares to approve the amendments set forth in this First Amendment (the “Common Shareholder Approval”);
NOW THEREFORE, the LLC Agreement is hereby amended as follows:
Section 1. Amendment.
(a) Amendment to Section 2.4. Section 2.4 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

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“Section 2.4 Purpose. The purpose and nature of the business to be conducted by the Company shall be to acquire, hold, transfer and otherwise dispose of, in accordance with this Agreement, Linn Units and any cash or other securities or property distributed to the Company in respect of its ownership of Linn Units, to exercise all the rights and powers conferred upon the Company as a holder of Linn Units, and to take any other action permitted by the Board of Directors.”
(b) Amendment to Section 5.1. Section 5.1 of the LLC Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:
“(b) The total number of Common Shares that are issued by the Company and reflected as Outstanding on the books and records of the Company (including the Transfer Agent) shall at all times equal the number of Linn Units held by the Company; provided, that in any Subsequent Offering, the Board of Directors may elect, in its discretion, to purchase from Linn Energy a greater number of Linn Units than the number of Common Shares sold in such Subsequent Offering. In connection with any offering and sale of Common Shares, whether public or private and including any Common Shares used as consideration in any acquisition by LinnCo (each such offering, a “Subsequent Offering”), by the Company, Linn Energy agrees to sell to the Company, and the Company shall purchase from Linn Energy, a number of Linn Units equal to or greater than the number of Common Shares sold in such Subsequent Offering. The consideration to be paid by the Company for the Linn Units purchased in connection with the sale of Common Shares in any Subsequent Offering must be equal to or less than the proceeds received by the Company for the sale of Common Shares in the Subsequent Offering. In addition, if the Company makes any award of Common Shares or Derivative Shares in connection with any Employee Benefit Plans, Linn Energy agrees to issue and sell to the Company upon the earlier of the issuance of any such Common Shares or the exercise or vesting of such Derivative Shares, a number of Linn Units equal to or greater than the number of Common Shares subject to such award, for such consideration, if any, received by the Company from the recipient of any such award. Further, if the Company repurchases any of its Common Shares, Linn Energy agrees to purchase from the Company a number of Linn Units equal to the number of Common Shares repurchased by the Company for such consideration paid by the Company for the repurchased Common Shares, or take such other action as may be reasonable to maintain a one to one ratio of Common Shares to Linn Units. For purposes of this Agreement, the term “proceeds” means (a) the net cash proceeds, after deducting underwriting discounts and commissions and any structuring fee, received by the Company in connection with a Subsequent Offering, if any, plus (b) the properties or other assets received by the Company in a Subsequent Offering, if any.”
(c) Amendment to Section 7.3. Section 7.3 of the LLC Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:
“(b) Except as provided in Articles X, XII and XIV or in connection with a transaction pursuant to Section 5.1(b), the Company may not, and the Board of Directors may not, cause the Company to, sell, exchange or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or a series of related transactions

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(including by way of merger, consolidation or other combination) without the prior approval of holders of a majority of the Outstanding Common Shares and the prior approval of holders of a majority of the Outstanding Voting Shares, voting as separate classes.”
(d) Amendment to Section 10.1. Section 10.1 of the LLC Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the following:
“(c) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company (other than in a transaction contemplated by Section 5.1(b) or in connection with a merger meeting the conditions of Section 12.6(c) of this Agreement);”
(e) Amendment to Section 14.1. Section 14.1 of the LLC Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:
“(b) except as contemplated by Section 5.1(b), sell, pledge or otherwise transfer any Linn Units;”
Section 2. Effect of Amendment. Except as hereby amended, the LLC Agreement shall remain in full force and effect.
Section 3. Applicable Law. This First Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.
[Signature page follows]

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IN WITNESS WHEREOF, this First Amendment has been executed as of the date first above written.

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

Signature Page to First Amendment to
Amended and Restated Limited Liability Company Agreement of
LinnCo, LLC